Exhibit 99.1

Atlantic Coast Federal Corporation Reports Second Quarter Results

WAYCROSS, Ga.--(BUSINESS WIRE)--July 28, 2009--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported a net loss of $4,634,000 or $0.36 per basic and diluted share for the second quarter of 2009 versus net income of $710,000 or $0.05 per basic and diluted share in the year-earlier quarter. For the first six months of 2009, the net loss totaled $7,694,000 or $0.59 per share compared with net income of $734,000 or $0.06 per basic and diluted share in the first six months of 2008. The net losses in 2009 resulted almost entirely from higher provisions for loan losses that totaled $6,195,000 and $12,007,000, respectively, for the three and six months ended June 30, 2009, compared with $3,930,000 and $5,491,000, respectively, for the comparative periods in 2008.

"This prolonged recessionary climate continues to have an adverse effect on the overall credit quality of our loan portfolio," stated Robert J. Larison, Jr., President and Chief Executive. "While we have never offered subprime, option-ARM or other exotic loan products, as a portfolio mortgage lender, our credit performance clearly correlates with the overall condition of the economy. Still, we are committed to taking an aggressive stance in dealing with problem loans. As a result, we recorded $8,746,000 of net charge-offs in the second quarter as we worked swiftly to identify problem loans and recognize the appropriate losses. While there is little visibility on the future of the economy in these uncertain times, we believe the potential for material losses stemming from our commercial loan portfolio is more limited now than at any time over the last six quarters. Further, we are beginning to see positive trends in the factors we use to evaluate potential losses in our residential portfolio and expect to see losses from residential loans stabilize over the next two to three quarters if the economy improves.

"Beside the negative impact on credit quality, the condition of the economy also has increased our focus on capital and liquidity," Larison continued. "As previously reported, we have implemented a number of measures over the past year and a half to restrain costs, including staff reductions in many areas, an across-the-board salary freeze, and other cuts to non-interest expense. Recently, we took additional steps to reduce costs by eliminating staff and line positions involved in slow or no-growth areas, and we have consolidated the management of our commercial and retail businesses. In total, these changes lowered our staffing level approximately 6.5% for annualized savings of approximately $700,000, bringing the total cost savings from reductions in force and other measures implemented since February 2008 to approximately $2.6 million annually. Additionally, pursuant to our capital management plan, we have suspended our stock repurchase program and have reduced our cash dividend on common stock. The Company also has continued to restructure its balance sheet to address the current challenges, liquidating underperforming securities and taking other steps to shrink its balance sheet, while at the same time placing greater emphasis on growth in its core deposit base – all steps that have strengthened liquidity. As a result, and despite the loss for the second quarter, the Company's liquidity levels remained at or above both regulatory and internal policy guidelines, and the Bank's regulatory capital position remained at a well-capitalized level at June 30, 2009. In addition, stockholders' equity represented 7.85% of total assets and tangible stockholders' equity represented 7.55% of total assets."

"As we continue to work our way through this credit cycle, confronting the same challenges faced by the entire banking industry, we believe our plan and approach are appropriate, prudent and conservative," Larison added. "Operationally, we remain well situated in our markets, benefiting from a stronger business and brand focus, greater efficiency across our branch network, and a lower cost structure that will become more apparent as recent expense reductions take full effect. This intensified focus on fundamentals should position us more strongly to participate in the growth that typically accompanies economic recovery."

Non-performing assets increased to $46,152,000 or 4.68% of total assets at June 30, 2009, from $37,838,000 or 3.80% of total assets at March 31, 2009, and $20,550,000 or 2.13% of total assets at June 30, 2008, reflecting ongoing weakness in certain commercial loans as well as general deterioration in residential first and second mortgages as economic conditions continue to decline. Of these amounts, non-performing loans totaled $41,984,000, $35,158,000 and $18,323,000 at June 30, 2009, March 31, 2009, and June 30, 2008, respectively. In the second quarter of 2009, net charge-offs totaled $8,746,000, or 4.88% of average outstanding loans on an annualized basis, up from $1,986,000 or 1.07% in the first quarter of 2009 and $3,794,000 or 1.21% in the second quarter of 2008. The rising level of net charge-offs over the past year reflects the Company's aggressive approach to addressing an ongoing decline in real estate values and an increase in non-performing residential mortgage loans. Considering the economy, current real estate market conditions and overall credit quality concerns, we expect non-performing loans and net charge-offs will, at least in the near term, remain at historically elevated levels.

The Company recorded a provision for loan losses of $6,195,000 for the second quarter of 2009, up from $5,812,000 recorded in the first quarter of 2009 and $3,930,000 in the second quarter of 2008. The increase in the second quarter of 2009 reflected an additional specific reserve on a commercial loan participation. At June 30, 2009, the Company's allowance for loan losses was 1.71% of total loans, down from 1.99% at March 31, 2009, but up from 1.11% at June 30, 2008. The Company recorded partial charge-offs in recognition of losses on non-performing residential loans and certain commercial loans during the second quarter.

For the second quarter of 2009, net interest income declined 15% to $5,211,000 from $6,111,000 in the second quarter last year, primarily due to a significant decline in interest rates over the past year. The net interest margin for the second quarter of 2009 was 2.23%, down 12 basis points from the first quarter of 2009 and 47 basis points compared with the second quarter of 2008. Also contributing to the year-over-year drop in net interest income was the impact of higher non-performing loan balances as well as the suspension of quarterly dividends by the Federal Home Loan Bank of Atlanta. For the six months ended June 30, 2009, net interest income declined 10% to $10,785,000 from $11,930,000 in the same period last year as net interest margin declined 36 basis points to 2.29% versus the first half of 2008. The Company expects that net interest income will remain under pressure later this year due to elevated non-performing loans and higher long-term borrowing costs.

Non-interest income for the second quarter of 2009 declined 89% to $464,000 from $4,355,000 in the year-earlier period, reflecting the receipt of $2,680,000 in life insurance proceeds in the year-earlier quarter and recording of an other-than-temporary impairment (OTTI) charge of $1,100,000 on certain available-for-sale mortgage-backed securities in the current quarter. The OTTI charge related primarily to one specific security; the Company does not have any equity investments in the government-sponsored entities FNMA or FHLMC, or any trust preferred securities. Non-interest income for the first six months of 2009 declined 79% to $1,299,000 from $6,188,000 in the same period last year, again reflecting primarily the inclusion of the aforementioned life insurance proceeds in the year-earlier quarter, OTTI charges of $1,320,000, and increased losses on the sale of foreclosed assets.

Non-interest expense for the second quarter of 2009 declined 4% to $6,647,000 from $6,928,000 in the same period last year. The year-earlier quarter, however, included expenses associated with settling of certain benefits for a deceased officer, which increased non-interest expense for the second quarter of 2008 by $1,432,000. The year-over-year increase in non-interest expense, aside from those special costs, primarily reflected a special assessment for FDIC deposit insurance totaling $465,000 as well as higher legal, collection and administrative expenses associated with OREO and foreclosures. The Company's efforts to reduce expenses, which began in the second quarter last year, with further steps implemented in late 2008 and early 2009, partially offset these expense pressures. Non-interest expense for the first half of 2009 decreased 9% to $11,961,000 from $13,082,000 in the year-earlier period, reflecting the same factors affecting expenses for the second quarter.

Total assets declined slightly to $986,572,000 at June 30, 2009, from $996,089,000 at December 31, 2008, but were higher versus total assets of $963,927,000 at June 30, 2008. Loans receivable, net, totaled $686,304,000 at June 30, 2009, down from $742,615,000 at December 31, 2008, and from $725,917,000 at June 30, 2008. Deposits rose to $629,487,000 at the end of the second quarter of 2009 compared with $624,606,000 at December 31, 2008, and $583,743,000 at June 30, 2008. Total stockholders' equity was $77,460,000 at June 30, 2009, compared with $83,960,000 at December 31, 2008, and $86,870,000 a year ago.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 locations, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest income	$12,127	$13,776	$24,952	$27,804
Interest expense	6,916	7,665	14,167	15,874
Net interest income	5,211	6,111	10,785	11,930
Provision for loan losses	6,195	3,930	12,007	5,491
Net interest income (expense) after provision for loan losses
	(984)	2,181	(1,222)	6,439
Non-interest income	464	4,355	1,299	6,188
Non-interest expense	6,647	6,928	11,961	13,082
Loss before income taxes	(7,167)	(392)	(11,884)	(455)
Income tax benefit	(2,533)	(1,102)	(4,190)	(1,189)
Net income (loss)	$(4,634)	$710	$(7,694)	$734
Net income (loss) per share:
Basic	$(0.36)	$0.05	$(0.59)	$0.06
Diluted	$(0.36)	$0.05	$(0.59)	$0.06
Weighted average shares outstanding:
Basic	13,086	13,143	13,089	13,172
Diluted	13,086	13,213	13,089	13,240

		June 30, 2009	Dec. 31, 2008	June 30, 2008
Total assets		$986,572	$996,089	$963,927
Cash and cash equivalents		46,287	34,058	20,680
Securities available for sale		177,806	147,474	143,909
Loans receivable, net (including loans held for sale)		686,304	742,615	725,917
Total deposits		629,487	624,606	583,743
Federal Home Loan Bank Advances		177,647	184,850	192,553
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		77,460	83,960	86,870

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2009 and 2008, may be found at the following link: http://www.irinfo.com/acfc/ACFC2Q09wmx.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376